Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FOURTH QUARTER 2021 EARNINGS (UNAUDITED)

Berwick, Pennsylvania –January 31, 2022 First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income for the year ended December 31, 2021 of $14,688,000. Net income per share was $2.49 while dividends totaled $1.12 per share for the year ended December 31, 2021. Net income increased by $2,851,000 or 24.1% as compared to the same period in 2020. The increase was primarily due to increases in net interest income, mainly due to an increase in interest and fees on loans, increased income on securities and a decline in interest paid on deposits.

Total interest income increased by $2,481,000 or 6.3% as compared to the year ended December 31, 2020. The increase was chiefly due to a $1,577,000 increase in interest earned on Commercial Real Estate loans and a $934,000 increase in Small Business Administration fees. Total interest expense decreased by $1,212,000 or 19.1% primarily due to a $1,802,000 decrease in interest paid on deposits due to decreased interest rates in the latter part of 2020 and into 2021.

Non-interest income, excluding net securities gains, increased by $930,000 or 15.3% for year ended December 31, 2021 as compared to the same period in 2020. Trust Department income increased $13,000 for the year ended December 31, 2021 due to new account openings and higher fees earned on certain types of accounts due to increased market values. Service charges and fees increased by $221,000, mainly due to increased prepayment penalties on commercial loan payoffs, overdraft charges, and service charges on deposit accounts. Net securities gains for the year ended December 31, 2021 of $323,000 were realized due to gains on market value fluctuations on marketable equity securities held in the Corporation’s portfolio. Other income increased $696,000 for the year ended December 31, 2021. The largest contributors to the increase in other income included a $334,000 increase in ATM and debit card income due to increased transaction volume and a $376,000 increase in gains on sales of mortgage loans mainly due to a higher volume of loans sold.

Non-interest expense increased during the year ended December 31, 2021 to $26,354,000. The $1,749,000, or 7.1%, increase from the same period in 2020 was the result of a $461,000 increase in salaries and employee benefits, mainly due to increases in employee profit sharing, training and salaries expenses offset by a $432,000 decrease in healthcare overhead. Pennsylvania shares tax increased $335,000 due to an increase in total Bank equity. There was a $255,000 increase in FDIC insurance expense due to small bank assessment credits being fully utilized in the prior year, coupled with growth in assets. In addition, computer expense increased $230,000 due to investments in new technology. The increases in non-interest expense were offset by decreases in occupancy expense and expenses associated with foreclosed assets held for resale in the combined amount of $171,000.

Income tax expense increased $744,000 during the year ended December 31, 2021, as compared to the same period in 2020, due to higher overall operating income. The Corporation recognized $404,000 of tax credits from low-income housing partnerships in 2021 and 2020.

Total assets increased to $1,320,350,000 at December 31, 2021, an increase of $141,303,000 or 12.0% as compared to December 31, 2020, due to an increase in debt securities and growth in net loans. Cash and cash equivalents increased $37,158,000 as of December 31, 2021 due to increased deposits.

Securities and restricted stocks increased $71,193,000 or 19.2% and net loans increased $31,484,000 or 4.4%. Deposits increased $140,481,000 or 15.0% at December 31, 2021 as compared to December 31, 2020, mainly due to stimulus programs. Stockholders’ equity increased $4,313,000 or 3.0% principally due to an increase in retained earnings.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.